UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2017

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York 12110
(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On April 12, 2017, Plug Power Inc. (the “Company”) and Tech Opportunities LLC (“Tech Opps”) entered into an agreement (the “Warrant Exercise Agreement”), pursuant to which (i) Tech Opps exercised in full its warrants to purchase an aggregate of 10,501,500 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) pursuant to the Warrant to Purchase Common Stock No. 1 issued on December 22, 2016 and the Warrant to Purchase Common Stock No. 2 issued on December 22, 2016 (together, the “Existing Warrants”) at an exercise price of $1.50 per share, and (ii) the Company issued to Tech Opps a warrant (the “Warrant”) to acquire up to 5,250,750 shares (the “Warrant Shares”) of Common Stock at an exercise price of $2.69 per share.  The aggregate cash exercise price payable to the Company pursuant to the exercise of the Existing Warrants is $15,752,250.

Warrant

The Warrant entitles the holder thereof to purchase 5,250,750 shares of Common Stock at an exercise price equal to $2.69 per share. The Warrant will be exercisable beginning on October 12, 2017 and will remain exercisable until 11:59 p.m. New York time, on October 12, 2019.  Subject to limited exceptions, a holder of the Warrant will not have the right to exercise the Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of the Company’s Common Stock outstanding immediately after the exercise. The Warrant holder is entitled, by giving notice to the Company, to increase the limit up to 9.99%. The exercise price of the Warrant will be subject to adjustment upon certain corporate events, certain combinations, consolidations, liquidations, mergers, recapitalizations, reclassifications, reorganizations, stock dividends and stock splits, a sale of all or substantially all of the Company’s assets and certain other events.

In addition, in the event of any fundamental transaction, as described in the Warrant and generally including any merger with or into another entity in which the Company is not the surviving entity or the Company’s stockholders immediately prior to such merger or consolidation do not own at least 50% of the outstanding voting securities of the surviving entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, or reclassification of the Common Stock, then upon any subsequent exercise of the Warrant the holder shall have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the same amount and kind of securities, cash or property the number of shares Common Stock or other equity securities of the successor or acquiring corporation, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event.

In addition, in the event of a fundamental transaction that is also a “Change of Control”, as described in the Warrant, then the Company or the successor entity shall acquire at the holder’s option, exercisable at any time within 30 days after the consummation of such fundamental transaction, such holder’s Warrants for, at the option of the Company, either (i) Common Stock (or qualifying securities of the successor entity) valued at the value of the consideration received by the shareholders in such Change of Control or (ii) cash, in an amount of cash equal to the value of the Warrant (as of the effective date of such Change of Control) as determined in accordance with the Black Scholes option pricing model.

The holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the Warrant. If, however, a registration statement relating to the issuance of the shares underlying the Warrant is not then effective or available, then the Warrant may be exercised on a “net” or “cashless” basis. No fractional shares of Common Stock will be issued in connection with the exercise of the Warrant. Instead, the number of shares of Common Stock to be issued will be rounded to the nearest whole number.

The foregoing summary is qualified in its entirety by reference to the Warrant, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Warrant Exercise Agreement

The Warrant Exercise Agreement sets forth certain customary representations and warranties and covenants of the Company and Tech Opps, including customary registration rights with respect to the Warrant Shares.

The issuance of the Warrant and of Warrant Shares, which are subject to the terms and conditions set forth in the Warrant Exercise Agreement and the Warrant, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. The Warrant was issued only to Tech Opps in connection with the transactions contemplated by the Warrant Exercise Agreement. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

The foregoing summary is qualified in its entirety by reference to the Warrant Exercise Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02.                                        Unregistered Sales of Equity Securities.

See disclosures under Item 1.01 of this Form 8-K.

Item 9.01.  Financial Statements and Exhibits

d) Exhibits.

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, issued April 12, 2017, by and between Plug Power Inc. and Tech Opportunities LLC
10.1	Warrant Exercise Agreement, dated as of April 12, 2017, by and between Plug Power Inc. and Tech Opportunities LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: April 12, 2017	By:	/s/ Andrew Marsh
Name: Andrew Marsh Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, issued April 12, 2017, by and between Plug Power Inc. and Tech Opportunities LLC
10.1	Warrant Exercise Agreement, dated as of April 12, 2017, by and between Plug Power Inc. and Tech Opportunities LLC